Exhibit 99.4
4064 Colony Road, Suite 200
Charlotte, NC 28211
704.973.7000
www.horizonlines.com
News Release
For information contact:
Jim Storey
Director of Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES, INC. DECLARES REGULAR DIVIDEND,
SETS DATE FOR ANNUAL MEETING OF STOCKHOLDERS
CHARLOTTE, NC, January 29, 2009 – Horizon Lines, Inc. (NYSE: HRZ), today announced that its Board of Directors has voted to declare a regular quarterly cash dividend of $0.11 per share, payable on March 15, 2009, to stockholders of record on March 1, 2009. The dividend was approved during the regularly scheduled quarterly meeting of the Board of Directors, which was held today.
The Company also established a record date for its 2009 annual meeting of stockholders. The Company’s stockholders of record at the close of business on April 13, 2009, will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting. The annual meeting will be held in Charlotte, North Carolina on Tuesday, June 2, 2009.
More information regarding the Annual Meeting will be provided in the Company’s Notice of Annual Meeting, which is expected to be made available to all stockholders of record in April 2009.
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC owns or leases a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
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